Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 21, 2025, is among Finance of America Funding LLC, a Delaware limited liability company (the “Issuer”), Finance of America Equity Capital LLC, a Delaware limited liability company (the “Parent Guarantor”), the other guarantors party hereto (and together with the Parent Guarantor, the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Guarantors and Finance of America Companies Inc. (“FoA America”) (solely as to certain provisions specifically identified therein) have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture, dated as of October 31, 2024 (the “Indenture”), providing for the issuance of the Issuer’s 10.000% Exchangeable Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, pursuant to Section 10.02 of the Indenture, subject to certain exceptions specified therein, the Issuer, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement, or waive compliance with any provision of, the Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates (excluding any Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions);

WHEREAS, (i) the Issuer and the Guarantors have received the consent of the Holders of a majority in principal amount of the outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (excluding any Debt Fund Affiliate; provided that the aggregate amount of Notes held by any Debt Fund Affiliate shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes have taken any actions), to the amendments and waivers to the Indenture provided for in Article 2 of this First Supplemental Indenture (the “Amendments”), reasonably satisfactory evidence of which has been delivered to the Trustee and the Collateral Trustee; (ii) the Issuer and the Guarantors have delivered to the Trustee and the Collateral Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Section 10.05, Section 17.03 and Section 17.04 of the Indenture; and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article 10 of the Indenture to enable the Issuer, the Guarantors, the Trustee and the Collateral Trustee to enter into this First Supplemental Indenture; and

WHEREAS, pursuant to Sections 10.02 and 10.05 of the Indenture, the Trustee and the Collateral Trustee are authorized to execute and deliver this First Supplemental Indenture to amend and supplement the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 For purposes of this First Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02 Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

SECTION 2.01 Section 1.01 of the Indenture is hereby amended as follows:

(a) by adding the following definitions, in applicable alphabetical order, as follows:

““HECM” means a home equity conversion mortgage originated in accordance with the Federal Housing Administration’s reverse mortgage program.”

““HMSR Instrument” shall have the meaning given to “HMSR Instrument” in the Pledge and Security Agreement.”

““HMSRs” means mortgage servicing rights of FOA Reverse or any of its Affiliates relating to HECMs pooled into Ginnie Mae HECM Mortgage-Backed Securities.”

““Repurchase Transactions” means the transactions contemplated by and in accordance with the terms set forth in that certain Repurchase Agreement by and between FOA Companies, the Parent Guarantor and the seller entities listed on Schedule A thereto, dated as of August 4, 2025 (the “Repurchase Agreement”), including the repurchase of equity interests in FOA Companies and/or Parent

Guarantor from the seller parties thereto by FOA Companies and/or one or more of its Subsidiaries (the “Equity Repurchases”), as such Repurchase Agreement may be amended or modified from time to time so long as (i) any such amendment or modification satisfies each of the requirements of Section 4.11(a) of this Indenture (whether or not such requirements would otherwise apply and without regard to either of the dollar thresholds set forth therein), and (ii) the “Purchase Price” (as defined in the Repurchase Agreement on such date) shall not exceed $10.50 per unit of Parent Guarantor or per share of Class A Common Stock of FOA Companies, $0.00 per share of Class B Common Stock of FOA Companies and $0.00 per “Earnout Right” (as such term is defined in the Repurchase Agreement on such date) (appropriately adjusted for any change in the number of outstanding shares as a result of any split, multiplication, reclassification or otherwise after such date).”

(b) by replacing the definition of “Pledge and Security Agreement” in its entirety with a new definition which shall read as follows:

““Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of October 31, 2024, among the grantors identified therein, each of the other grantors from time to time party thereto and the Collateral Trustee, as amended by that certain First Amendment, dated as of August 4, 2025 and as further amended, restated or modified from time to time as permitted thereby.”

(c) by replacing the definition of “Permanent Collateral” in its entirety with a new definition which shall read as follows:

““Permanent Collateral” has the meaning given to “Permanent Pledged Collateral” in the Pledge and Security Agreement, taking into account any collateral added or released from time to time in accordance with the Pledge and Security Agreement and the Indenture, as applicable.”

SECTION 2.02 Section 4.07(b) of the Indenture is hereby amended by (a) deleting the “and” at the end of clause (xix), (b) replacing the “.” at the end of clause (xx) with “; and” and (c) adding a new clause (xxi) which shall read as follows:

“(xxi) Restricted Payments to pay the purchase price for the Equity Repurchase in an amount not to exceed $45.0 million in the aggregate; provided that no such Restricted Payment may be made at a time when a Default or Event of Default has occurred and is continuing;”

SECTION 2.03 Section 4.11(b) of the Indenture is hereby amended by (a) deleting the “and” at the end of clause (xxv), (b) replacing the “.” at the end of clause (xxvi) with “; and” and (c) adding a new clause (xxvii) which shall read as follows:

“(xxvii) the Repurchase Transactions; provided that no such Repurchase Transactions may be consummated at a time when a Default or Event of Default has occurred and is continuing.”

SECTION 2.04 The Indenture is hereby amended by adding a new Section 4.26 which shall read as follows and the corresponding change shall be made to the Table of Contents of the Indenture:

“Section 4.26. HMSR Instruments Proceeds Application. If the Issuer or any Subsidiary of the Issuer that holds any HMSR Instrument, directly or indirectly, sells, pledges, disposes, finances or otherwise monetizes all or any portion of such HMSR Instrument (an “HMSR Instrument Monetization”), the aggregate net proceeds that are allocable to such HMSR Instrument Monetization shall be applied in accordance with Section 4.17 as if such proceeds were Collateral Net Cash Proceeds. Notwithstanding anything to the contrary herein, (i) the Issuer or any Subsidiary of the Issuer shall be permitted to use aggregate net proceeds received in connection with the initial issuance of any debt securities or similar debt obligations that are issued contemporaneously with the initial HMSR Instrument to pay the amounts permitted by Section 4.07(b)(xxi), (ii) aggregate net proceeds received in connection with the issuance and sale of debt (including a refinancing) backed by HMSRs held by the Issuer or any Subsidiary of the Issuer shall not constitute HMSR Instrument Monetization so long as the related issued HMSR Instrument is pledged pursuant to the Pledge and Security Agreement and not additionally encumbered, sold or otherwise disposed of and (iii) aggregate net proceeds received by the Issuer or any Subsidiary of the Issuer from the pooling of HECM participations in the ordinary course may be reinvested by the Issuer or any Subsidiary of the Issuer to acquire new HMSRs or originate or acquire new HECMs.”

SECTION 2.05 The Indenture is hereby amended by adding a new Section 4.27 which shall read as follows and the corresponding change shall be made to the Table of Contents of the Indenture:

“Section 4.27. Transactions Permitted. For the avoidance of doubt, the Repurchase Transactions and the consummation thereof, on the terms and conditions set forth in the Repurchase Agreement as of August 4, 2025 and this Indenture, are permitted under and not prohibited by this Indenture and the Collateral Documents.”

SECTION 2.06 The Indenture is hereby amended by adding a new Section 4.28 which shall read as follows and the corresponding change shall be made to the Table of Contents of the Indenture:

“Section 4.28. Tax Treatment of Amendments by First Supplemental Indenture. The parties hereto agree that the changes set forth in the First Supplemental Indenture do not constitute a “significant modification” within the meaning of Treasury Regulations Section 1.1001-3.”

SECTION 2.07 Effective as of the First Supplemental Indenture Date (as defined below), none of the Issuer, the Guarantors, the Trustee, the Collateral Trustee, the Holders or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted or modified Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Issuer or a Guarantor has observed, performed or complied with the provisions of the Indenture or any Note.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01

(a) This First Supplemental Indenture shall be effective and the Amendments shall become operative upon the satisfaction of the following conditions (the “First Supplemental Indenture Date”):

(i) the Issuer shall have made the Scheduled Amortization Payment in accordance with Section 2.03 of the New Senior Secured Notes Indenture; and

(ii) no Default or Event of Default shall have occurred or is occurring.

(b) Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the First Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01 The amendments to the Indenture set forth in this First Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes as set forth in the Exhibits to the Indenture.

SECTION 4.02 The terms and conditions of this First Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this First Supplemental Indenture will control.

SECTION 4.03 All covenants and agreements in this First Supplemental Indenture by the Issuer, the Guarantors, the Trustee or the Collateral Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.04 In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05 Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06 The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. This First Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this First Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

SECTION 4.07 THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.08 Neither the Trustee nor the Collateral Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.09 The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FINANCE OF AMERICA FUNDING LLC, as Issuer

By:	/s/ Graham Fleming
	Name:	Graham Fleming
	Title:	Chief Executive Officer

FINANCE OF AMERICA EQUITY CAPITAL LLC, as Parent Guarantor

By:	/s/ Graham Fleming
	Name:	Graham Fleming
	Title:	Chief Executive Officer

FINANCE OF AMERICA HOLDINGS LLC
FINANCE OF AMERICA MORTGAGE LLC
FINANCE OF AMERICA REVERSE LLC
INCENTER LLC
MM RISK RETENTION LLC, as Subsidiary Guarantors

By:	/s/ Graham Fleming
	Name:	Graham Fleming
	Title:	Chief Executive Officer

[Signature Page to First Supplemental Indenture (Exchangeable Notes)]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to First Supplemental Indenture (Exchangeable Notes)]